Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612

TRIANGLE CAPITAL CORPORATION REPORTS FIRST QUARTER 2016 RESULTS AND ANNOUNCES ADJUSTMENT OF QUARTERLY DIVIDEND TO $0.45 PER SHARE

RALEIGH, NC - May 4, 2016, Triangle Capital Corporation (NYSE: TCAP) (“Triangle” or the “Company”), a leading provider of capital to lower middle market companies, today announced its financial and operating results for the first quarter of 2016.

Highlights

•	Total Investment Portfolio: $940.0 million

•	Total Net Assets (Equity): $504.3 million

•	Net Asset Value Per Share (Book Value): $15.02

•	Weighted Average Yield on Debt Investments: 12.3%

•	Efficiency Ratio (G&A Expenses/Total Investment Income): 39.5%

•	Efficiency Ratio excluding expenses related to the previously announced retirement of Garland S. Tucker, III: 19.1%

•	Investment Portfolio Activity for the Quarter Ended March 31, 2016

•	Cost of investments made during the period: $11.8 million

•	Principal repayments (excluding PIK interest repayments) during the period: $48.7 million

•	Proceeds related to the sale of equity investments during the period: $4.9 million

•	Non-Accrual Assets as a Percentage of Total Portfolio Cost and Fair Value: 3.6% and 0.9%, respectively

•	Financial Results for the Quarter Ended March 31, 2016

•	Total investment income: $26.7 million

•	Net investment income: $9.6 million

•	Net investment income per share: $0.29

•	Net investment income per share excluding expenses related to the previously announced retirement of Mr. Tucker: $0.45

•	Net realized gains: $0.6 million

•	Net increase in net assets resulting from operations: $12.4 million

•	Net increase in net assets resulting from operations per share: $0.37

In commenting on Triangle’s activities during the first quarter, E. Ashton Poole, President and CEO, stated, “Triangle experienced slow new investment activity, relatively active add-on investment activity, and a slight overall write-up in the fair value of our investment portfolio. As we move into the second quarter, M&A activity has picked up meaningfully and our investment professionals are busy analyzing new investment opportunities. As a result, we believe the balance of 2016 may prove to be quite active from a new investment perspective.”

With respect to the Company’s announced adjustment of its quarterly dividend, Mr. Poole stated, “One of the hallmarks of Triangle has been the Company’s long-standing policy of generating net investment income in excess of its dividends. Since 2013, the market pricing for our type of investments has changed from 14%-15% to 11%-13%. As a result, given that our quarterly earnings power is lower in today’s market environment, we believe it is appropriate to adjust our dividend to a foundational level from which we can grow in the future. In making this adjustment, we feel it is important to recognize that since its IPO Triangle has generated cumulative base dividends for shareholders that are 58% higher than the BDC industry average for those BDCs that have been public over the same period of time. In addition, Triangle has paid shareholders supplemental distributions of capital gains totaling approximately $18 million, or $0.60 per share, since January 2014. By taking this pro-active step to adjust our dividend we can continue to operate from a position of strength as we grow our investment portfolio.”

First Quarter 2016 Results

Total investment income during the first quarter of 2016 was $26.7 million, compared to total investment income of $30.8 million for the first quarter of 2015, representing a decrease of 13.4%. The decrease in investment income was primarily attributable to a $1.8 million decrease in non-recurring fee income and a $2.9 million decrease in non-recurring dividend income, partially offset by an increase in interest income on portfolio debt investments. The decrease in dividend income includes a negative true-up adjustment of $1.3 million related to a portfolio company distribution that was received in 2015. In 2015, Triangle received information that indicated the tax character of the distribution was 100% dividend income, but received updated information in 2016 indicating that a majority of the distribution was a return of capital, which necessitated the adjustment.

Net investment income during the first quarter of 2016 was $9.6 million, compared to net investment income of $17.8 million for the first quarter of 2015, representing a decrease of 46.0%. Net investment income per share during the first quarter of 2016 was $0.29, based on weighted average shares outstanding during the quarter of 33.5 million, compared to $0.54 per share during the first quarter of 2015, based on weighted average shares outstanding of 33.1 million. Net investment income for the first quarter of 2016, excluding non-recurring expenses related to the previously announced retirement of Garland S. Tucker, III, was $0.45 per share.

The Company’s net increase in net assets resulting from operations was $12.4 million during the first quarter of 2016, compared to an $8.4 million increase during the first quarter of 2015. The Company’s net increase in net assets resulting from operations was $0.37 per share during the first quarter of 2016, based on weighted average shares outstanding of 33.5 million, compared to a net increase in net assets resulting from operations of $0.25 per share during the first quarter of 2015, based on weighted average shares outstanding of 33.1 million.

The Company’s net asset value, or NAV, at March 31, 2016, was $15.02 per share as compared to $15.23 per share at December 31, 2015. As of March 31, 2016, the Company’s weighted average yield on its outstanding, currently yielding debt investments was approximately 12.3%.

Liquidity and Capital Resources

At March 31, 2016, the Company had cash and cash equivalents totaling $64.2 million and $171.9 million of remaining borrowing capacity under its $300.0 million senior credit facility.

As of March 31, 2016, the Company had outstanding non-callable, fixed-rate SBA-guaranteed debentures totaling $217.2 million with a weighted average interest rate of 4.08%. In April, 2016, the Company received approval for $32.8 million in additional SBA-guaranteed debentures, including $25 million pursuant to recently-enacted legislation which increased the maximum total debenture limit for SBICs under common control.

Dividend Information

The Company’s Board of Directors has declared a quarterly cash dividend of $0.45 per share. This is the Company’s 38th consecutive quarterly dividend since its initial public offering in February, 2007.

The Company’s dividend will be payable as follows:

Second Quarter 2016 Dividend
Amount Per Share:        $0.45
Record Date:            June 8, 2016
Payment Date:            June 22, 2016

Dividend Reinvestment Plan

At the time of its IPO in February, 2007, Triangle adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”).  At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles.  Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes.  The tax status of the Company’s distributions can be found on the Investor Relations page of its website.

Recent Portfolio Activity

During the quarter ended March 31, 2016, the Company made debt investments in four existing portfolio companies totaling $9.2 million and equity investments in seven existing portfolio companies totaling $2.6 million. The Company had three portfolio company loans repaid at par totaling $43.9 million and received normal principal repayments and partial loan prepayments totaling $4.8 million. The Company converted subordinated debt investments in one portfolio company into an equity investment and recognized a realized loss on such conversion totaling $1.6 million. In addition, the Company received proceeds related to the sales of certain equity securities totaling $4.9 million and recognized net realized gains on such sales totaling $2.1 million.

New portfolio investments subsequent to quarter end are summarized as follows:

In April, the Company invested $12.0 million in debt and equity securities of HALO Branded Solutions (“HALO”). HALO is a supply chain service provider in the promotional products industry.

In April, the Company invested $12.5 million in second lien debt of TK USA Enterprises, Inc. (“TK”). TK is a leading manufacturer of decorative hardware for the professional market.

Conference Call to Discuss First Quarter 2016 Results

Triangle has scheduled a conference call to discuss first quarter 2016 operating and financial results for Thursday, May 5, 2016, at 9:00 a.m. (Eastern Time).

To listen to the call, please dial 877-312-5521 or 253-237-1143 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until May 9, 2016. To access the replay, please dial 855-859-2056 or 404-537-3406 and enter the passcode 90867342.

Triangle’s quarterly results conference call will also be available via a live webcast on the investor relations section of its website at http://ir.tcap.com/events.cfm. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until May 31, 2016.

Triangle will post a brief, pre-recorded on-demand podcast on the investor relations section of the Company’s website after 4:00 p.m. ET on Wednesday, May 4, 2016, in conjunction with the filing of Triangle’s Form 10-Q. The purpose of the podcast is to provide interested analysts and investors with meaningful statistical and financial information in advance of the participatory earnings call on Thursday, May 5, 2016, at 9:00 a.m. (Eastern Time).

Postponement of Annual Meeting

On April 27, 2016, the Company announced the postponement of its 2016 annual meeting of stockholders in order to solicit additional proxies. The meeting was originally scheduled for Wednesday, May 4, 2016, at 8:30 a.m. (Eastern Time) and has been rescheduled for May 25, 2016, at 8:30 a.m. (Eastern Time) at the Company’s headquarters located at 3700 Glenwood Avenue, Suite 530, Raleigh, North Carolina 27612.

No changes have been made to the record date or the proposals to be brought before the annual meeting, which are presented in the proxy statement and related materials that the Company filed with the Securities and Exchange Commission (“SEC”) on March 11, 2016 and previously mailed to stockholders of record as of February 25, 2016.

Eligible stockholders who have not yet voted are encouraged to vote by completing and returning proxy cards by mail. Stockholders who do not have a proxy card should contact their brokerage firm to request a replacement.

About Triangle Capital Corporation

Triangle Capital Corporation (www.TCAP.com) invests capital in established companies in the lower middle market to fund growth, changes of control and other corporate events. Triangle offers a wide variety of investment structures with a primary focus on mezzanine financing with equity components. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions. Triangle typically invests $5.0 million - $35.0 million per transaction in companies with annual revenues between $20.0 million and $200.0 million and EBITDA between $3.0 million and $35.0 million.

Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NYSE, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its stockholders.

Forward Looking Statements

This press release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future and some of these uncertainties are enumerated in Triangle’s filings with the Securities and Exchange Commission. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. Copies are available on the SEC’s website at www.sec.gov and stockholders may receive a hard copy of the completed audited financial statements free of charge upon request to the Company at 3700 Glenwood Avenue, Suite 530, Raleigh, NC 27612. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Contacts

Sheri Blair Colquitt
Vice President, Investor Relations
919-719-4784
scolquitt@tcap.com

Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com

TRIANGLE CAPITAL CORPORATION
Consolidated Balance Sheets

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $759,385,335 and $795,244,907 at March 31, 2016 and December 31, 2015, respectively)	$740,511,577	$774,238,518
Affiliate investments (cost of $167,897,411 and $171,486,103 at March 31, 2016 and December 31, 2015, respectively)	173,842,446	177,581,965
Control investments (cost of $40,118,113 and $40,618,113 at March 31, 2016 and December 31, 2015, respectively)	25,622,233	25,456,233
Total investments at fair value	939,976,256	977,276,716
Cash and cash equivalents	64,162,614	52,615,418
Interest and fees receivable	6,783,399	4,892,146
Prepaid expenses and other current assets	1,833,905	947,068
Deferred financing fees	3,287,455	3,480,444
Property and equipment, net	124,022	105,698
Total assets	$1,016,167,651	$1,039,317,490
Liabilities:
Accounts payable and accrued liabilities	$2,238,206	$7,463,514
Interest payable	1,558,369	3,714,470
Taxes payable	—	735,498
Deferred income taxes	4,551,800	4,988,317
Borrowings under credit facility	128,109,192	131,256,669
Notes	162,292,089	162,142,478
SBA-guaranteed debentures payable	213,070,081	220,648,789
Total liabilities	511,819,737	530,949,735
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 33,576,436 and 33,375,126 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively)	33,576	33,375
Additional paid-in capital	550,903,360	549,242,439
Investment income in excess of distributions	7,628,164	16,127,141
Accumulated realized losses	(25,227,115)	(25,813,329)
Net unrealized depreciation	(28,990,071)	(31,221,871)
Total net assets	504,347,914	508,367,755
Total liabilities and net assets	$1,016,167,651	$1,039,317,490
Net asset value per share	$15.02	$15.23

TRIANGLE CAPITAL CORPORATION
Unaudited Consolidated Statements of Operations

	Three Months Ended	Three Months Ended
	March 31, 2016	March 31, 2015
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$18,182,654	$16,958,700
Affiliate investments	3,384,369	4,191,349
Control investments	193,616	—
Total interest income	21,760,639	21,150,049
Dividend income:
Non-Control / Non-Affiliate investments	(1,246,760)	1,588,705
Affiliate investments	160,055	256,253
Total dividend income	(1,086,705)	1,844,958
Fee and other income:
Non-Control / Non-Affiliate investments	1,623,886	3,237,346
Affiliate investments	310,015	496,957
Control investments	100,000	100,000
Total fee and other income	2,033,901	3,834,303
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	2,921,604	2,728,323
Affiliate investments	989,213	1,169,001
Control investments	—	—
Total payment-in-kind interest income	3,910,817	3,897,324
Interest income from cash and cash equivalents	37,218	52,936
Total investment income	26,655,870	30,779,570
Operating expenses:
Interest and other financing fees	6,518,570	6,432,455
Compensation expenses	9,450,493	5,408,623
General and administrative expenses	1,088,724	1,168,913
Total operating expenses	17,057,787	13,009,991
Net investment income	9,598,083	17,769,579
Realized and unrealized gains (losses) on investments and foreign currency borrowings:
Net realized gains:
Non-Control / Non-Affiliate investments	584,787	3,236,669
Affiliate investments	1,427	27,702
Net realized gains	586,214	3,264,371
Net unrealized appreciation (depreciation):
Investments	3,084,323	(13,715,840)
Foreign currency borrowings	(852,523)	1,173,707
Net unrealized appreciation (depreciation)	2,231,800	(12,542,133)
Net realized and unrealized gains (losses) on investments and foreign currency borrowings	2,818,014	(9,277,762)
Benefit (provision) for taxes	11,161	(137,875)
Net increase in net assets resulting from operations	$12,427,258	$8,353,942
Net investment income per share—basic and diluted	$0.29	$0.54
Net increase in net assets resulting from operations per share—basic and diluted	$0.37	$0.25
Dividends/distributions per share:
Regular quarterly dividends/distributions	$0.54	$0.54
Supplemental dividends/distributions	—	0.05
Total dividends/distributions per share	$0.54	$0.59
Weighted average shares outstanding—basic and diluted	33,480,346	33,099,197

TRIANGLE CAPITAL CORPORATION
Unaudited Consolidated Statements of Cash Flows

	Three Months Ended	Three Months Ended
	March 31, 2016	March 31, 2015
Cash flows from operating activities:
Net increase in net assets resulting from operations	$12,427,258	$8,353,942
Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by operating activities:
Purchases of portfolio investments	(11,812,331)	(98,213,197)
Repayments received/sales of portfolio investments	53,620,680	97,094,750
Loan origination and other fees received	274,158	1,606,861
Net realized gain on investments	(586,214)	(3,264,371)
Net unrealized depreciation appreciation on investments	(2,647,804)	13,870,791
Net unrealized depreciation (appreciation) on foreign currency borrowings	852,523	(1,173,707)
Deferred income taxes	(436,517)	(154,951)
Payment-in-kind interest accrued, net of payments received	(317,840)	810,547
Amortization of deferred financing fees	531,993	511,864
Accretion of loan origination and other fees	(1,135,001)	(1,960,200)
Accretion of loan discounts	(95,188)	(133,149)
Accretion of discount on SBA-guaranteed debentures payable	31,899	46,222
Depreciation expense	15,592	15,169
Stock-based compensation	4,301,118	1,642,297
Changes in operating assets and liabilities:
Interest and fees receivable	(1,891,253)	203,433
Prepaid expenses and other current assets	(886,837)	(176,764)
Accounts payable and accrued liabilities	(5,225,308)	(4,031,030)
Interest payable	(2,156,101)	(1,929,865)
Taxes payable	(735,498)	(2,450,029)
Net cash provided by operating activities	44,129,329	10,668,613
Cash flows from investing activities:
Purchases of property and equipment	(33,916)	(21,843)
Net cash used in investing activities	(33,916)	(21,843)
Cash flows from financing activities:
Repayments of SBA-guaranteed debentures payable	(7,800,000)	—
Borrowings under credit facility	30,000,000	8,000,000
Repayments of credit facility	(34,000,000)	(48,000,000)
Proceeds from notes	—	83,565,582
Net expenses related to public offering of common stock	—	(54,967)
Common stock withheld for payroll taxes upon vesting of restricted stock	(3,484,074)	(2,400,352)
Cash dividends/distributions paid	(17,264,143)	(18,752,101)
Net cash provided by (used in) financing activities	(32,548,217)	22,358,162
Net increase in cash and cash equivalents	11,547,196	33,004,932
Cash and cash equivalents, beginning of period	52,615,418	78,759,026
Cash and cash equivalents, end of period	$64,162,614	$111,763,958
Supplemental disclosure of cash flow information:
Cash paid for interest	$7,932,474	$7,644,734
Summary of non-cash financing transactions:
Dividends/distributions paid through DRIP share issuances	$844,078	$830,046